Supplement to the
                Investment Advisory and Administration Agreement
                                     between
                       Heritage Capital Appreciation Trust
                                       and
                         Heritage Asset Management, Inc.


      This Agreement supplements the Agreement between the Heritage Capital Appreciation Trust ("Trust") and Heritage Asset Management, Inc. ("Manager") dated November 22, 1985, as amended and restated on November 19, 1996 ("Agreement").

      Pursuant to Paragraph 7 of the Agreement, the Trust shall pay the following fees to the Manager for rendering investment management services. These fees shall be computed daily and paid monthly at the following annual rates as percentages of the Trust's average daily net assets:

AVERAGE DAILY NET ASSETS        ADVISORY FEES AS A % OF AVERAGE DAILY NET ASSETS
------------------------        ------------------------------------------------

    First $1 billion                                0.75%
    Over $1 billion                                 0.70%




Attest:  Melissa L. Meisner                  Heritage Capital
         ------------------

Appreciation Trust

Name:  Melissa L. Meisner                    By:  K.C. Clark
                                                  ----------

Title:  Administrative Supervisor            Title:  Principal Executive Officer




Attest:  Melissa L. Meisner                  Heritage Asset Management, Inc.
         ------------------



Name:  Melissa L. Meisner                    By: Andi Mullins
                                                 ------------

Title:  Administrative Supervisor            Title:  Treasurer


Supplement Dated November 30, 2004 and effective September 1, 2004.